AQW188A KQ 16:38 Granite Construction Incorporated Reports Second Quarter
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+ US1 ED1 FC1 NSV RWB IRW TNW (GRANITE CONSTRUCTION, INC. 323950 SF/EARNINGS)
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..b7b/natnc r f bc-CA-Granite-Earnings 07-25

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[STK] GVA
[IN] CST
[SU] ERN
TO BUSINESS EDITOR:

Granite Construction Incorporated Reports Second Quarter 2007 Results

WATSONVILLE, Calif., July 25 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced its financial results for the second quarter ended June 30, 2007. The Company reported net income for the quarter of $43.8 million, or $1.05 per diluted share. This compares with net income of $33.3 million, or $0.80 per diluted share for the same period last year. For the six-month period ended June 30, 2007, net income was $41.6 million or $1.00 per share on a diluted basis compared with $31.9 million or $0.77 per share for the same period in 2006.

William G. Dorey, president and chief executive officer, said, "I am very pleased with our financial results this quarter. Our branch business in the west achieved record gross margin results driven by excellent execution on a strong backlog of work. With regard to the large projects in our Granite East division, I am particularly encouraged by the profit potential of our backlog and the overall financial improvement we are beginning to see from this business."

Operating Results - Quarter and Year-To-Date

For the second quarter of 2007, total revenue decreased 5.1% to $770.9 million compared with $812.0 million a year ago. Total gross profit as a percent of revenue increased to 16.6% compared with 11.5% for the same period last year. Operating income increased to $66.9 million compared with $48.2 million for the second quarter of 2006.

For the six-month period ended June 30, 2007, revenue totaled $1.26 billion compared with $1.31 billion for the same period last year. Total gross profit as a percent of revenue increased to 14.0% compared with 10.2% last year. Operating income increased to $61.3 million compared with $44.4 million for the same period in 2006.

Total Company backlog at June 30, 2007 remained flat at $2.5 billion compared to a year ago. New awards for the second quarter 2007 included the award of a $92.6 million highway project in Florida and a $37.3 million highway project in Texas. Also included in backlog at June 30, 2007 is approximately $47.6 million related to our 20% share of a joint venture project at the World Trade Center in New York.

General and Administrative expenses for the quarter totaled $65.1 million or 8.4% of revenue compared with $48.9 million or 6.0% of revenue in 2006. The $16.2 million increase is due primarily to increased personnel and related expenses to support our growth strategy, particularly in Granite West. Variable compensation increased due to higher income and greater participation in our incentive compensation plans in the 2007 periods.

Results by Segment

The following results by segment are presented reflecting changes to the Company's segment reporting structure. As of the quarter ended June 30, 2007, financial performance of our two largest operating units will be reported under two new segments; Granite West and Granite East. These new reportable segments conform to the Company's organizational and strategic realignment that was announced in February 2007. The Company formerly reported results under the Branch Division and Heavy Construction Division (HCD). Prior period results have been reclassified to conform to the new organizational structure.

Granite East revenue for the quarter totaled $218.0 million versus $292.8 million for the same period last year. Granite East backlog increased to $1.52 billion compared to $1.25 billion last year. Gross margin as a percent of revenue was 6.6% compared with a negative 3.8% in the prior period. Operating income for Granite East totaled $7.1 million compared with an operating loss of $18.9 million for the same period in 2006. This improved performance was due primarily to a net positive impact from significant project forecast adjustments in the quarter compared to a net negative impact in the same period last year.

For the six-month period ended June 30, 2007, Granite East revenue totaled $402.7 million compared with $528.9 million for the same period last year. Gross margin as a percent of revenue for the six months ended June 30, 2007 was 1.6% compared with a negative 2.7% last year. Operating loss for Granite East totaled $10.2 million for the six-month period compared with an operating loss of $31.0 million for the same period in 2006.

Granite West revenue for the quarter totaled $542.4 million, an increase of $56.9 million, or 11.7%, over the same period in 2007. Backlog for Granite West decreased to $986.3 million compared with $1.24 billion a year ago. Gross profit as a percent of revenue increased for the second quarter 2007 to 20.2% compared with 17.9% for the second quarter 2006 due to an increase in profitability on our construction work. Granite West operating income increased $14.2 million for the quarter to $75.7 million compared with $61.5 million for the second quarter last year.

For the six-month period ended June 30, 2007, Granite West revenue totaled $840.5 million compared with $745.4 million for the same period last year. Gross profit as a percent of revenue for the six months ended June 30, 2007 increased to 19.2% compared with 17.5% last year. Operating income for Granite West increased to $96.7 million for the same period compared with $80.3 million in 2006.

Outlook

The Company's outlook for Granite West in 2007 remains positive. However, there has been an increase in competition for public sector projects in California which may affect Granite West's ability to meet or exceed last year's record operating performance. While the Company did not anticipate that the projects funded by the ballot measures approved by California voters last November would have a significant impact on bottom line results in 2007, the delay in project lettings, coupled with the slowdown in the private sector market, is creating a more competitive public sector bidding environment in California than was experienced last year.

The Company believes Granite East should achieve breakeven operating results in 2007. This guidance reflects our current forecasts of large projects in the newly realigned Granite East business. As outlined below, the Granite East business includes the former HCD projects, less three projects that were reassigned to Granite West. The gross profit associated with the three reassigned projects for the three and six month periods ended June 30, 2007 was $3.0 and $4.6 million, respectively.

Reporting Segment Profiles

Granite West is comprised of decentralized branch offices in the western United States that perform various heavy civil construction projects with a large portion of the work focused on new construction and improvement of streets, roads, highways and bridges as well as site preparation for housing and commercial development. Although most Granite West projects are started and completed within a year, the division also has the capability of constructing larger projects. Each of the 13 Granite West branch locations are aligned under one of three operating groups: Northwest, Northern California and Southwest.

All of the Company's revenue from the sale of construction materials is from Granite West. Each of the branch locations under Granite West operate facilities that process aggregates into construction materials for internal use or for sales to third parties. These activities are vertically integrated into the Granite West construction business, providing a source of profits and a competitive advantage to our construction business.

Granite East operates in the eastern portion of the United States with a focus on large, complex infrastructure projects including major highways, large dams, mass transit facilities, bridges, pipelines, canals, tunnels, waterway locks and dams, and airport infrastructure. Granite East operates out of three regional offices: the Central Region, based in Lewisville, Texas; the Southeast Region, based in Tampa, Florida; and the Northeast Region, based in Tarrytown, New York. Granite East construction contracts are typically greater than two years.

Projects Affecting New Segment Reporting Structure

Three projects from the Company's legacy Heavy Construction Division were reassigned to the new Granite West division. The following table shows the impact to Granite West and Granite East revenue and gross profit relating to these three projects:

	Three Months Ended		Six Months Ended
Granite West	June 30,		June 30,
(in thousands)	2007	2006	2007	2006

Branch Division revenue	$511,862	$471,297	$793,304	$722,395
Reassigned projects revenue	30,585	14,261	47,237	22,994
Granite West Division revenue	542,447	485,558	840,541	745,389
Branch Division gross profit	106,394	86,886	157,146	130,495
Reassigned projects gross profit	3,015	--	4,593	--
Granite West Division gross profit	109,409	86,886	161,739	130,495

	Three Months Ended		Six Months Ended
Granite East	June 30,		June 30,
(in thousands)	2007	2006	2007	2006

Heavy Construction Division revenue	$248,613	$307,091	$449,914	$551,931
Reassigned projects revenue	(30,585)	(14,261)	(47,237)	(22,994)
Granite East Division revenue	218,028	292,830	402,677	528,937
Heavy Construction Division gross profit (loss)	17,426	(11,242)	10,995	(14,200)
Reassigned projects gross profit	(3,015)	--	(4,593)	--
Granite East Division gross profit (loss)	14,411	(11,242)	6,402	(14,200)

The backlog related to the three projects reassigned was $199.1 million, $195.5 and $264.9 million at June 30, 2007, March 31, 2007 and June 30, 2006, respectively.

Financial Results

The financial information in this announcement reflects the Company's preliminary results subject to completion of the quarterly review. The final quarterly financial results will appear in Granite's Form 10-Q, which will be filed on or before August 9, 2007.

Conference Call

Granite will conduct a conference call tomorrow, July 26, 2007, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter. Access to a live audio webcast and presentation slides is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 6841772. The conference call will be recorded and available for replay from approximately two hours after the live call through August 9, 2007 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 6841772.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 4th straight year, Granite was named to FORTUNE'S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management's beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy.

All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Risk Factors" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at (831) 724-1011 or at Granite's website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended
	June 30,		Variance
	2007	2006	Amount	Percent

Revenue
Construction	$660,384	$669,837	$(9,453)	(1.4)
Material sales	$100,091	$108,551	$(8,460)	(7.8)
Real estate	$10,401	$33,649	$(23,248)	(69.1)
Total revenue	$770,876	$812,037	$(41,161)	(5.1)
Cost of revenue
Construction	$557,926	$621,843	$63,917	10.3
Material sales	$78,878	$80,674	$1,796	2.2
Real estate	$6,438	$16,410	$9,972	60.8
Total cost of revenue	$643,242	$718,927	$75,685	10.5
Gross profit	$127,634	$93,110	$34,524	37.1
Gross profit as a percent of revenue	16.6%	11.5%	5.1%	-
General and administrative expenses	$65,130	$48,935	$(16,195)	(33.1)
G&A expenses as a percent of revenue	8.4%	6.0%	(2.4%)	-
Gain on sales of property and equipment	$4,346	$4,049	$297	7.3
Other income (expense)
Interest income	$6,439	$4,944	$1,495	30.2
Interest expense	$(2,028)	$(1,391)	($637)	(45.8)
Equity in (loss) income of affiliates	$(29)	$828	$(857)	****
Other, net	$(433)	$3,314	$(3,747)	****
Total other income	$3,949	$7,695	$(3,746)	(48.7)

Income before provision for income taxes and
minority interest	$70,799	$55,919	$14,880	26.6
Minority interest	$(4,799)	$(5,585)	$786	14.1
Net income	$43,846	$33,289	$10,557	31.7

Net income per share:
Basic	$1.07	$0.81	$0.26	32.1
Diluted	$1.05	$0.80	$0.25	31.3
Weighted average shares of common stock:
Basic	41,096	40,896	200	0.5
Diluted	41,631	41,466	165	0.4

	Six Months Ended
	June 30,		Variance
	2007	2006	Amount	Percent

Revenue
Construction	$1,077,016	$1,104,145	$(27,129)	(2.5)
Material sales	$166,202	$170,181	$(3,979)	(2.3)
Real estate	$15,318	$33,679	$(18,361)	(54.5)
Total revenue	$1,258,536	$1,308,005	$(49,469)	(3.8)
Cost of revenue
Construction	$942,080	$1,025,378	$83,298	8.1
Material sales	$132,986	$132,447	$(539)	(0.4)
Real estate	$7,800	$16,835	$9,035	53.7
Total cost of revenue	$1,082,866	$1,174,660	$91,794	7.8
Gross profit	$175,670	$133,345	$42,325	31.7
Gross profit as a percent of revenue	14.0%	10.2%	3.8%	-
General and administrative expenses	$119,467	$97,191	$(22,276)	(22.9)
G&A expenses as a percent of revenue	9.5%	7.4%	(2.1%)	-
Gain on sales of property and equipment	$5,059	$8,287	$(3,228)	(39.0)
Other income (expense)
Interest income	$13,282	$9,677	$3,605	37.3
Interest expense	$(3,114)	$(2,786)	$(328)	(11.8)
Equity in (loss) income of affiliates	$322	$751	$(429)	(57.1)
Other, net	$(666)	$2,708	$(3,374)	****
Total other income	$9,824	$10,350	$(526)	(5.1)

Income before provision for income taxes and
minority interest	$71,086	$54,791	$16,295	29.7
Minority interest	$(7,246)	$(6,652)	$(594)	(8.9)
Net income	$41,597	$31,867	$9,730	30.5

Net income per share:
Basic	$1.01	$0.78	$0.23	29.5
Diluted	$1.00	$0.77	$0.23	29.9
Weighted average shares of common stock:
Basic	41,044	40,818	226	0.6
Diluted	41,560	41,378	182	0.4

**** Represents percentages greater than 100%

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)
	June 30,	December 31,
	2007	2006

Assets

Current assets
Cash and cash equivalents	$246,278	$204,893
Short-term marketable securities	98,199	141,037
Accounts receivable, net	489,435	492,229
Costs and estimated earnings in excess of billings	39,710	15,797
Inventories	53,320	41,529
Real estate held for sale	54,722	55,888
Deferred income taxes	36,015	36,776
Equity in construction joint ventures	32,400	31,912
Other current assets	57,811	63,144

Total current assets	1,107,890	1,083,205

Property and equipment, net	490,328	429,966

Long-term marketable securities	61,582	48,948

Investment in affiliates	24,816	21,471

Other assets	72,490	49,248

Total assets	$1,757,106	$1,632,838

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$35,040	$28,660
Accounts payable	268,054	257,612
Billings in excess of costs and estimated earnings	242,469	287,843
Accrued expenses and other current liabilities	223,311	189,328

Total current liabilities	768,874	763,443

Long-term debt	139,715	78,576

Other long-term liabilities	67,378	58,419

Deferred income taxes	19,478	22,324

Minority interest in consolidated subsidiaries	30,675	15,532

Shareholders' equity
Preferred stock, $0.01 par value, authorized
3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000
shares; issued and outstanding 41,947,610 shares in
2007 and 41,833,559 shares in 2006	419	418
Additional paid-in capital	81,293	78,620
Retained earnings	645,448	612,875
Accumulated other comprehensive income	3,826	2,631

Total shareholders' equity	730,986	694,544

Total liabilities and shareholders' equity	$1,757,106	$1,632,838

	June 30,	December 31,
Financial Position	2007	2006

Working capital	$339,016	$319,762
Current ratio	1.44	1.42
Debt to total capitalization	0.19	0.13
Total liabilities to equity ratio	1.40	1.35

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR
	Revenue

	Three Months Ended June 30,		Variance
	2007	2006	Amount	Percent

Public Sector	$545,784	$554,059	$(8,275)	(1.5)
Private Sector	114,600	115,778	(1,178)	(1.0)
Aggregate sales	100,091	108,551	(8,460)	(7.8)
Real Estate	10,401	33,649	(23,248)	(69.1)
	$770,876	$812,037	$(41,161)	(5.1)

	Backlog

	June 30,		Variance
	2007	2006	Amount	Percent

Public Sector	$2,315,479	$2,175,021	$140,458	6.5
Private Sector	187,622	317,845	(130,223)	(41.0)
Aggregate sales	-	-	-	-
Real Estate	-	-	-	-
	$2,503,101	$2,492,866	$10,235	0.4

BY GEOGRAPHIC AREA

	Revenue

	Three Months Ended June 30,		Variance
	2007	2006	Amount	Percent

California	$321,054	$333,215	$(12,161)	(3.6)
West (Excl. CA)	246,296	246,901	(605)	(0.2)
Midwest	26,594	19,162	7,432	38.8
Northeast	57,270	75,575	(18,305)	(24.2)
Southeast	79,688	70,985	8,703	12.3
South	39,974	66,199	(26,225)	(39.6)
	$770,876	$812,037	$(41,161)	(5.1)

	Backlog

	June 30,		Variance
	2007	2006	Amount	Percent

California	436,591	$655,071	$(218,480)	(33.4)
West (Excl. CA)	581,023	723,387	(142,364)	(19.7)
Midwest	380,190	17,134	363,056	****
Northeast	173,562	312,105	(138,543)	(44.4)
Southeast	743,054	463,437	279,617	60.3
South	188,681	321,732	(133,051)	(41.4)
	$2,503,101	$2,492,866	$10,235	0.4

**** Represents percentages greater than 100%

SOURCE Granite Construction Incorporated
-0- 07/25/2007
/CONTACT: Investors, Jacque Underdown of Granite Construction Incorporated, +1-831-761-4741/
/First Call Analyst: /
/FCMN Contact: jacque.underdown@gcinc.com /
/Web site: http://www.graniteconstruction.com/
(GVA)

CO: Granite Construction Incorporated
ST: California
IN: CST
SU: ERN